Exhibit 4.120

EIGHTH AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT AND EXTENSION AGREEMENT
This Eighth Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement (this “Eighth Amendment”) is made as of October 6, 2021 by and among Credit Acceptance Corporation, a Michigan corporation (the “Company”), Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS
A.The Company, Agent and the banks party thereto entered into that certain Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 23, 2014 (as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 11, 2015, that certain Second Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 15, 2016, that certain Third Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement, dated as of June 28, 2017, that certain Fourth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 27, 2018, that certain Fifth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 24, 2019, that certain Sixth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 30, 2020, and that certain Seventh Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement dated as of December 15, 2020, and as further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) under which the banks party thereto renewed and extended (or committed to extend) credit to the Company, as set forth therein.
B.The Company has submitted to Agent a Revolving Credit Extension Offer under Section 2.16 of the Credit Agreement requesting that the Revolving Credit Maturity Date be extended to June 22, 2024. Subject to the terms hereof, each of the Banks designated on the signature page hereto as an Extending Bank has agreed to extend the Revolving Credit Maturity Date of its Revolving Credit Commitment Amount (as applicable) to June 22, 2024 and, in connection therewith, each of the Extending Banks, the Issuing Bank, the Company and the Swing Line Bank have agreed to make certain Permitted Amendments to the Credit Agreement on the terms and conditions set forth in this Eighth Amendment. This Eighth Amendment shall also constitute an “Extension Agreement” as defined in Section 2.16 of the Credit Agreement.
C.In addition, the Company has requested that Agent and the Banks agree to the additional amendments to the Credit Agreement contained herein and Agent and the undersigned Banks (which constitute Majority Banks (as defined in the Credit Agreement)) are willing to do so, but only on the terms and conditions set forth in this Eighth Amendment.
NOW, THEREFORE, Company, Agent and the Banks party hereto agree:

1.Section 1 of the Credit Agreement is amended as follows:
(a)By amending and restating the following definitions:
“Eurodollar-Interest Period” shall mean, for Swing Line Advances carried at the Eurodollar-based Rate, an interest period of one month (or any shorter period agreed to in advance by Company, Agent and the Swing Line Bank), and for all other Eurodollar-based Advances, an interest period of one or three months (or any shorter or longer period agreed to in advance by Agent and the Banks), in each case as selected by Company, as applicable, for a Eurodollar-based Advance pursuant to Section 2.3 or 2.5 hereof, as the case may be.
“Extended Maturity Date” shall mean June 22, 2024.

“Maturity Date” shall mean June 22, 2024.

(b)By adding the following new definitions in the appropriate alphabetical order:
“Eighth Amendment Effective Date” shall mean October 6, 2021.

“Erroneous Payments” is defined in Section 10.7 hereof.

(c)By replacing each reference to “Seventh Amendment Effective Date” in the definition of “Revolving Credit Maturity Date” with a reference to “Eighth Amendment Effective Date”.
2.A new Section 10.7 is added to the Credit Agreement in the appropriate numerical order as follows:
10.7    Erroneous Payments.

(a)If the Agent determines (which determination shall be conclusive and binding, absent manifest error) that the Agent or any of its Affiliates has erroneously, mistakenly or inadvertently transmitted any funds to any Bank (whether or not such transmittal was known by such Bank) (any such funds, whether received as a payment, prepayment, or repayment of principal, interest, fees, distributions, or otherwise, individually and collectively, an “Erroneous Payment”) and the Agent subsequently demands the return of such Erroneous Payment (or any portion thereof), then such Bank shall promptly, but in no event later than two (2) Business Days after such demand, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such demand was made by the Agent, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such amount was received by such Bank to the date such amount is repaid to the Agent in same day funds at the Federal Funds Effective Rate.

(b)To the extent permitted by applicable law, each Bank agrees not to assert any right or claim to any Erroneous Payment (or any portion thereof) and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment (or any portion thereof) (including, without limitation, any defense based on “discharge for value” or any similar doctrine).

(c)This Section 10.7 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.

(d)For purposes of this Section 10.7, the term “Bank” shall (a) exclude each Non-Extending Lender as of the Eighth Amendment Effective Date and (b) include each Issuing Bank.

3.The definition of “Benchmark Replacement Adjustment” in Section 11.10 of the Credit Agreement is amended and restated to read as follows:
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; provided, that if such Benchmark Replacement is set on a daily/overnight basis, then such spread adjustment or method for calculating or determining such spread adjustment shall be based upon a period that is approximately the same length (disregarding any business day adjustments) as the payment period for interest calculated with reference to such Benchmark Replacement, but in no event in excess of three months;

(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; provided, that if such Benchmark Replacement is set on a daily/overnight basis, then such spread adjustment or method for calculating or determining such spread adjustment shall be based upon a period that is approximately the same length (disregarding any business day adjustments) as the payment period for interest calculated with reference to such Benchmark Replacement, but in no event in excess of three months; and

(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

4. The definition of “Benchmark Transition Event” in Section 11.10 of the Credit Agreement is amended by adding the following to the end of such definition:

Further, the parties hereto acknowledge that, by virtue of the announcements on March 5, 2021 by the ICE Benchmark Administration and the U.K. Financial Conduct Authority, a Benchmark Transition Event has occurred with respect to the LIBOR Rate Benchmark for purposes of this definition and that no additional notice of such event shall be required hereunder.
5.The definition of “Term SOFR Transition Event” in Section 11.10 of the Credit Agreement is amended and restated as follows:
“Term SOFR Transition Event” means the determination by the Agent that (a) either (i) Term SOFR has been selected or recommended for use by the

Relevant Governmental Body or (ii) at least five currently outstanding U.S. dollar-denominated syndicated credit facilities utilize a term SOFR-based rate as an available benchmark rate, (b) the administration of Term SOFR is feasible for the Agent, and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 11.10 that is not Term SOFR.
6.In accordance with Sections 2.16 and 2.17 of the Credit Agreement, on the Eighth Amendment Effective Date, each Bank’s Percentage and Revolving Credit Commitment Amount shall be as set forth on the replacement Schedule 1.2 of the Credit Agreement, in the form attached hereto as Attachment 1 (replacing, in its entirety, the existing Schedule 1.2); and on June 22, 2023, each Bank’s Percentage and Revolving Credit Commitment Amount shall be as set forth on the replacement Schedule 1.2, in the form attached hereto as Attachment 2 (replacing, in its entirety, the prior replacement Schedule 1.2 in its entirety).
7.This Eighth Amendment shall become effective (the “Eighth Amendment Effective Date”) according to the terms and as of the date hereof, upon satisfaction of the following conditions:
(a)receipt by the Agent of .pdf copies of counterpart originals of:
(i)this Eighth Amendment, duly executed and delivered by the Company and the Extending Banks;
(ii)a Reaffirmation of Loan Documents duly executed and delivered by the Company and each of the Guarantors;
(iii)a new Note or a replacement Note, as applicable, duly executed and delivered by the Company for each Bank requesting the same;
(iv)a certificate from the secretary (or other authorized officer) of Company and each Guarantor certifying: (A) as to the adoption of authorizing resolutions in connection with this Eighth Amendment and the Reaffirmation of Loan Documents and attaching true and correct copies thereof, (B) that no consents or authorizations of any third parties are required in connection therewith, and (C) that either there have been no changes to the organizational documents of such party previously delivered to Agent or that true and accurate copies of organizational documents are being provided to Agent with such certificate; and
(b)Company shall have paid to Agent and the applicable Banks all interest, fees and other amounts, if any, due and owing to the Agent and such Banks as of the Eighth Amendment Effective Date.

8.The parties hereto acknowledge and agree that after giving effect to this Eighth Amendment, each Bank shall (i) have Percentages equal to the applicable percentages set forth on Schedule 1.2 to the Credit Agreement, as amended hereby and (ii) hold Advances (and participation in Swing Line Advances and Letters of Credit) in its Percentage of all such Advances (and Swing Line Advances and Letters of Credit) outstanding on the Eighth Amendment Effective Date (or, if applicable, on June 22, 2023). To facilitate the foregoing, each Bank which as a result of the adjustments of Percentages evidenced by Schedule 1.2 to the Credit Agreement, as amended hereby, is to hold a greater principal amount of Advances outstanding than such Bank had outstanding immediately prior to the Eighth Amendment Effective Date (or, if applicable, immediately prior to June 22, 2023), shall deliver to the Agent immediately available funds to cover such Advances (and the Agent shall, to the extent of the funds so received, disburse funds to each Bank which, as a result of the adjustment of the Percentages, is to have a lesser principal amount of Advances outstanding than such Bank had immediately prior to the Eighth Amendment Effective Date (or, if applicable, immediately prior to June 22, 2023)).
9.Company hereby certifies that (a) all necessary actions have been taken by the Company to authorize execution and delivery of this Eighth Amendment and (b) after giving effect to this Eighth Amendment, no Default or Event of Default has occurred and is continuing on the Effective Date.
10.The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.19, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement, except to the extent such representations and warranties speak only as of a specific date.
11.Except as specifically set forth above, this Eighth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
12.Unless otherwise defined to the contrary herein, all capitalized terms used in this Eighth Amendment shall have the meaning set forth in the Credit Agreement.
13.This Eighth Amendment may be executed in counterparts in accordance with Section 13.10 of the Credit Agreement.
14.This Eighth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

WITNESS the due execution hereof as of the day and year first above written.

CREDIT ACCEPTANCE CORPORATION

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Chief Treasury Officer

Signature page to Eighth Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

COMERICA BANK, as Administrative Agent and a Bank and an Extending Bank

By: /s/ Minh Huong
Name: Minh Huong
Title: Relationship Manager

Signature page to Eighth Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

BANK OF MONTREAL, as a Bank and an Extending Bank

By: /s/    Matthew Witt
Name: Matthew Witt
Title: Vice President

Signature page to Eighth Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Bank and an Extending Bank

By: /s/ Marshall S. Kleven
Name: Marshall S. Kleven
Title: Vice President

Signature page to Eighth Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

CITIZENS BANK, N.A., as a Bank and an Extending Bank

By: /s/ Michael S. Farley
Name: Michael S. Farley
Title: Senior Vice President

Signature page to Eighth Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

THE HUNTINGTON NATIONAL BANK, as a Bank and an Extending Bank

By: /s/    Tara Donovan
Name: Tara Donovan
Title: Vice President

Signature page to Eighth Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

FLAGSTAR BANK, FSB, as a Bank and an Extending Bank

By: /s/ Patrick Green
Name: Patrick Green
Title:     Senior Vice President

Signature page to Eighth Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

KEYBANK, NATIONAL ASSOCIATION, as a Bank and an Extending Bank

By: /s/ Michael Dolson
Name: Michael Dolson
Title: Senior Vice President

Signature page to Eighth Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

FIRST MERCHANTS BANK, as a Bank and an Extending Bank

By: /s/ Michael Blackburn
Name: Michael Blackburn
Title:     Vice President

Signature page to Eighth Amendment
to Sixth Amended and Restated Credit Agreement and Extension Agreement

ATTACHMENT 1
to Eighth Amendment
replacement Schedule 1.2
(PERCENTAGES)

Banks	Revolving Credit Commitment	Percentage
Comerica Bank (Co-Lead Arranger, Joint Bookrunner and Administrative Agent)	$60,000,000	15.584415584%
Citizens Bank, N.A. (Joint Bookrunner and Co-Lead Arranger)	$55,000,000	14.285714286%
KeyBank, National Association (Documentation Agent)	$50,000,000	12.987012987%
Bank of Montreal (Joint Bookrunner and Co-Lead Arranger)	$40,000,000	10.389610390%
Bank of America, N.A.	$35,000,000[1]	9.090909091%
Fifth Third Bank, National Association (Joint Bookrunner and Co-Lead Arranger)	$35,000,000	9.090909091%
The Huntington National Bank, Successor By Merger to TCF National Bank	$60,000,000[2]	15.584415584%
Flagstar Bank, FSB (Syndication Agent)	$25,000,000	6.493506494%
First Merchants Bank	$25,000,000	6.493506494%
TOTAL	$385,000,000[3]	100.000000%

1 Commitment reduces to $0 on the Non-Extended Maturity Date
2 Includes $30,000,000 commitment previously held by TCF National Bank immediately prior to its merger with The Huntington National Bank.
3 Revolving Credit Aggregate Commitment reduces to $350,000,000 on the Non-Extended Maturity Date

ATTACHMENT 2
to Eighth Amendment
replacement Schedule 1.2
(PERCENTAGES)

Banks	Revolving Credit Commitment	Percentage
Comerica Bank (Co-Lead Arranger, Joint Bookrunner and Administrative Agent)	$60,000,000	18.461538462%
Citizens Bank, N.A. (Joint Bookrunner and Co-Lead Arranger)	$55,000,000	16.923076923%
KeyBank, National Association (Documentation Agent)	$50,000,000	15.384615385%
Bank of Montreal (Joint Bookrunner and Co-Lead Arranger)	$40,000,000	12.307692308%
Fifth Third Bank, National Association (Joint Bookrunner and Co-Lead Arranger)	$35,000,000	10.769230769%
The Huntington National Bank	$35,000,000	10.769230769%
Flagstar Bank, FSB (Syndication Agent)	$25,000,000	7.692307692%
First Merchants Bank	$25,000,000	7.692307692%
TOTAL	$325,000,000	100.000000%